Exhibit 10.1
RETIREMENT AGREEMENT
     This Retirement Agreement (the “Agreement”) is made and entered into this 5th day of June, 2006, by and between Stewart Enterprises, Inc., a Louisiana corporation (the “Company”) and Kenneth C. Budde (“Employee”).
     WHEREAS, the Company entered into an Employment Agreement with Employee effective as of November 1, 2004, (the “Employment Agreement”);
     WHEREAS, the Company entered into a Change of Control Agreement with Employee effective as of November 1, 2004 (the “Change of Control Agreement”);
     WHEREAS, the Employee and the Company have agreed that Employee will retire from his employment with the Company and that Employee will assist the Company with an orderly transition, as provided herein; and
     WHEREAS, Employee and the Company wish to confirm their mutual understanding regarding the benefits payable to Employee as a result of his retirement and have agreed in certain cases on benefits that vary from those that might otherwise be provided under the Employment Agreement or under other existing agreements or plans relating to Employee’s employment.
     NOW THEREFORE, in consideration of the mutual promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:
     1. Employment. Employee shall continue to be employed by the Company on a full-time basis, and shall continue to hold the title of President and Chief Executive Officer, through midnight on June 30, 2006 (the “Retirement Date”). Thereafter, commencing at 12:01 a.m. on July 1, 2006, Employee shall be fully retired. More specifically, effective at midnight on the Retirement Date, Employee hereby resigns and retires from all positions with the Company and its subsidiaries, and from the Board of Directors of the Company and all committees thereof. Up to and including the Retirement Date, Employee’s duties shall be to assist the Company in effecting an orderly transition and to perform such other duties as may be reasonably requested by the Company’s Board of Directors.
     2. Pre-Retirement Compensation and Benefits. Employee’s compensation and benefits shall remain unchanged through the Retirement Date, except that Employee shall not be eligible to receive any bonus for the fiscal year ending October 31, 2006. In particular, Employee shall continue to receive the base salary provided for in the Employment Agreement through the Retirement Date and shall be paid for his accrued and unused vacation time, up to a maximum of 240 hours (or six weeks), pursuant to the Company’s vacation policy.
     3. Post-Retirement Payments. In accordance with the terms of the Employment Agreement applicable to a termination of employment by Employee for “Good Reason,” the Company shall pay to Employee an amount equal to a single year’s Base Salary (as defined in the Employment Agreement) in effect on the Retirement Date, which amount is agreed to be $550,000. Such amount shall be payable in equal installments over a two-year period beginning on the first regular payroll date of the Company that is at least six months after the Retirement Date, and continuing thereafter at such intervals as other salaried employees of the Company are paid.
     4. Post-Retirement Health Insurance. Subject to the conditions described in this paragraph 4, Employee shall be entitled to continue to participate through October 31, 2007 in the Company’s group health insurance program on the same terms as are applicable to the Company’s executive officers. Employee shall be offered COBRA continuation coverage with the COBRA continuation coverage period beginning on November 1, 2007. The Company’s obligation to provide continued health insurance coverage described herein is subject to consent of the applicable re-insurance provider. The Company agrees to use its best efforts to obtain such consent. In the event the Company is unable to obtain such consent, the Company shall self-insure or shall fund the cost of substantially comparable insurance issued directly to Employee.

     5. Options and Restricted Stock. Employee’s stock options shall remain in effect in accordance with their terms, it being acknowledged that those options not vested on or before the Retirement Date shall be forfeited. All of Employee’s options that are vested as of the close of business on the Retirement Date shall be exercisable for a period of one year thereafter, as Employee has completed 15 or more years of service with the Company.
     All shares of restricted stock previously awarded to Employee that would not otherwise have been vested on or before the Retirement Date shall automatically and fully vest on the Retirement Date, notwithstanding any existing agreement to the contrary.
     6. Post-Employment Benefits. Upon his retirement on the Retirement Date, Employee shall be entitled to the benefits under other Company benefit plans in which he is a participant that are applicable to a voluntary termination of his employment on such date in accordance with the terms and conditions of such plans, including such benefits as he may be entitled to receive under the Company’s Supplemental Executive Retirement Plan (the “SERP”), Supplemental Retirement and Deferred Compensation Plan (the “Deferred Compensation Plan”) and 401(k) plan, except that in order that Employee may avoid the imposition of interest and additional tax under Section 409A of the Internal Revenue Code of 1986, as amended, no payments shall be made to Employee under the SERP or the Deferred Compensation Plan until the Company’s first regular payroll date that is at least six months after the Retirement Date, but the first payment made to the Employee under each such plan shall be equal to the total payments that Employee would have been entitled to receive under the terms of such plans, if payments had been made on each of the Company’s regular payroll dates from the Retirement Date through the first regular payroll date that is at least six months after the Retirement Date.
     7. Other Benefits. All compensation, fringe benefits, perquisites and participation in any bonus or incentive plan shall cease as of the close of business on the Retirement Date, unless otherwise specifically provided herein.
     8. Outplacement Consulting. Upon Employee’s written request supported by invoices or other appropriate documentation, the Company shall reimburse Employee for expenses incurred by him, not exceeding $3,000 in the aggregate, for out-placement consulting services provided to him by a recognized consulting firm.
     9. Nondisclosure, Noncompetition and Proprietary Rights. The provisions of Article V (Nondisclosure, Noncompetition and Proprietary Rights) of the Employment Agreement and the related Appendix B thereto shall remain in full force and effect, and Employee hereby agrees to such provisions as of the date hereof, as if they were set forth in this Agreement in their entirety, except that Employment Term shall mean the term of Employee’s employment hereunder and Date of Termination shall mean the Retirement Date hereunder. The remedies provided for in such Article V shall apply to the payments provided for in paragraph 3 hereof to the same extent as such remedies would apply to a payment under Article IV, Section 3 of the Employment Agreement.
     10. Cooperation and Nondisparagement. During and after his employment by the Company hereunder, the Employee agrees to assist the Company and its subsidiaries from time to time with respect to litigation involving the Company and/or its subsidiaries as may be reasonably requested by the Company; provided, that the Company shall reimburse the Employee (i) at the rate of $265 per hour for his actual time spent in preparing for and giving testimony in such litigation or providing other assistance specifically requested by the Company, and (ii) his travel and other out-of-pocket expenses reasonably incurred in providing such cooperation and assistance, in each case upon prompt submission of appropriate documentation evidencing such activities and expenses. During and after his employment by the Company hereunder, the Employee agrees to refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees, and agrees that he will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Company and its subsidiaries or any of their directors, officers or employees. Similarly, the Company agrees that its directors and officers shall refrain from making any statements and from taking any actions that disparage or could reasonably be expected to harm the reputation of the Employee and agrees that its directors and officers will not voluntarily assist or otherwise participate in any action or proceeding undertaken by any other person that disparages or could reasonably be expected to materially harm the reputation of the Employee. Should the Employee materially breach this paragraph 10 during or after his employment, he shall, among other remedies available to the Company, forfeit the right to any further payments pursuant to paragraph 3.

     11. Press Release. The Company shall afford the Employee the opportunity to review and comment on the press release to be issued by the Company regarding the matters addressed in this Agreement.
     12. Release. The Employee hereby and forever, irrevocably and unconditionally, waives and releases any and all rights, claims and causes of action against the Company and its subsidiaries of whatever kind or nature, known or unknown, asserted or unasserted, that may have arisen prior to or that may exist as of the date of the Employee’s execution and delivery of this Agreement. It is understood and agreed that the parties covered by the Employee’s release include the Company’s and its subsidiaries’ present and former shareholders, officers, directors, employees, agents, insurers, assigns, predecessors and successors, and that any reference to the Company and its subsidiaries in this paragraph is understood to include all of the foregoing persons or entities. Finally, it is understood and agreed that this release covers only claims existing or arising out of events, actions or circumstances occurring prior to and as of the time of the Employee’s execution of this Agreement.
     13. Indemnity Agreement. The Indemnity Agreement dated as of December 23, 2004 by and between the Company and Employee shall survive this Agreement and remain in full force and effect in accordance with its terms.
     14. Effect on Employment Agreement and Change of Control Agreement. Except as modified hereby, the Employment Agreement, including without limitation, the nondisclosure, noncompetition and proprietary rights covenants contained therein, shall remain in full force and effect. The Change of Control Agreement shall terminate effective as of the close of business on the Retirement Date.
     15. Withholding. Employee agrees that the Company has the right to withhold from the amounts payable pursuant to this Agreement all amounts required to be withheld under applicable income and/or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate original as of the day and year first above written.

STEWART ENTERPRISES, INC.
By:
Thomas M. Kitchen
Director

EMPLOYEE:

Kenneth C. Budde